Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED JULY 30, 2011

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$98	$290	$65
Accounts and other receivables	80	117	79
Merchandise inventories	1,644	1,524	1,600
Current deferred tax assets	69	69	53
Prepaid expenses and other current assets	56	59	73
Total current assets	1,947	2,059	1,870
Property and equipment, net	2,071	2,065	2,015
Goodwill	361	361	361
Deferred tax assets	81	81	79
Due from affiliates, net	326	321	295
Other assets	129	125	101
Total Assets	$4,915	$5,012	$4,721

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts payable	$793	$937	$822
Short-term borrowing from Parent	221	—	201
Accrued expenses and other current liabilities	433	533	424
Income taxes payable	46	113	19
Current portion of long-term debt	22	24	14
Total current liabilities	1,515	1,607	1,480
Long-term debt	2,490	1,916	1,896
Deferred tax liabilities	377	377	323
Deferred rent liabilities	288	265	253
Other non-current liabilities	57	66	101
Toys “R” Us - Delaware, Inc. stockholder's equity	188	781	668
Total Liabilities and Stockholder's Equity	$4,915	$5,012	$4,721
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Net sales	$1,738	$1,747	$3,540	$3,568
Other revenues (1)	31	29	61	57
Total revenues	1,769	1,776	3,601	3,625
Cost of sales	1,088	1,110	2,233	2,280
Cost of other revenues	2	1	3	3
Gross margin	679	665	1,365	1,342
Selling, general and administrative expenses (1)	613	633	1,246	1,260
Depreciation and amortization	67	61	130	120
Other income, net (1)	(15)	(22)	(30)	(43)
Total operating expenses	665	672	1,346	1,337
Operating earnings (loss)	14	(7)	19	5
Interest expense (1)	(51)	(50)	(102)	(100)
Interest income (1)	9	8	17	16
Loss before income taxes	(28)	(49)	(66)	(79)
Income tax benefit	11	20	26	41
Net loss	$(17)	$(29)	$(40)	$(38)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled "Related party transactions" for further details):

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Other revenues	$18	$16	$35	$32
Selling, general and administrative expenses	(75)	(82)	(157)	(162)
Other income, net	7	8	14	16
Interest expense	(4)	(5)	(7)	(8)
Interest income	9	8	17	16
See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010
Cash Flows from Operating Activities:
Net loss	$(40)	$(38)
Adjustments to reconcile Net loss to net cash used in operating activities:
Depreciation and amortization	130	120
Amortization of debt issuance costs and debt discount	12	19
Deferred income taxes	3	(4)
Other	12	2
Changes in operating assets and liabilities:
Accounts and other receivables	37	4
Merchandise inventories	(113)	(319)
Prepaid expenses and other operating assets	(9)	(16)
Accounts payable, accrued expenses and other liabilities	(254)	(126)
Due from affiliates, net	(5)	(4)
Income taxes payable	(67)	(65)
Other assets and liabilities	19	26
Net cash used in operating activities	(275)	(401)
Cash Flows from Investing Activities:
Capital expenditures	(122)	(84)
Proceeds from sales of fixed assets	5	8
Net cash used in investing activities	(117)	(76)
Cash Flows from Financing Activities:
Long-term debt borrowings	601	138
Short-term borrowings from Parent	735	418
Repayment of Short-term borrowing to Parent	(514)	(218)
Repayment of Long-term borrowing to Parent	—	(10)
Long-term debt repayments	(42)	(88)
Dividends paid to Parent	(580)	(45)
Capital contribution from Parent	—	4
Capitalized debt issuance costs	(3)	(2)
Net cash provided by financing activities	197	197
Effect of exchange rate changes on cash and cash equivalents	3	1
Cash and cash equivalents:
Net decrease during period	(192)	(279)
Cash and cash equivalents at beginning of period	290	344
Cash and cash equivalents at end of period	$98	$65

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(Unaudited)

	Toys “R” Us - Delaware, Inc. Stockholder's Equity
	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
(In millions)
Balance, January 30, 2010	$4,356	$(3,613)	$(17)	$726
Net loss for the period	—	(38)	—	(38)
Unrealized loss on hedged transactions, net of tax	—	—	(3)	(3)
Foreign currency translation adjustments, net of tax	—	—	13	13
Total comprehensive loss				(28)
Dividend paid to Parent	(45)	—	—	(45)
Contribution arising from tax allocation arrangement	6	—	—	6
Capital contribution from Parent	4	—	—	4
Contribution in connection with an adjustment in carrying value of net assets previously sold to affiliates, net of tax	4	—	—	4
Stock compensation expense	1	—	—	1
Balance, July 31, 2010	$4,326	$(3,651)	$(7)	$668

Balance, January 29, 2011	$4,282	$(3,501)	$—	$781
Net loss for the period	—	(40)	—	(40)
Unrealized loss on hedged transactions, net of tax	—	—	(1)	(1)
Foreign currency translation adjustments, net of tax	—	—	17	17
Total comprehensive loss				(24)
Dividend paid to Parent	(580)	—	—	(580)
Contribution arising from tax allocation arrangement	4	—	—	4
Non-cash contribution from Parent	4	—	—	4
Amortization of restricted stock	1	—	—	1
Stock compensation expense	2	—	—	2
Balance, July 30, 2011	$3,713	$(3,541)	$16	$188

See accompanying notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation

Business and Organization
Toys "R" Us - Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys "R" Us, Inc. ("Parent"), which owns and licenses Toys "R" Us and Babies "R" Us stores in the United States and foreign countries and jurisdictions. We operate Toys "R" Us stores in the United States, Canada and Puerto Rico, Babies "R" Us stores in the United States and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of July 30, 2011, January 29, 2011, and July 31, 2010, the Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010, the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder's Equity for the twenty-six weeks ended July 30, 2011 and July 31, 2010, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 29, 2011, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 29, 2011 ("Annual Financial Statements"), but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included within our Annual Financial Statements for the fiscal year ended January 29, 2011 included as an exhibit to Parent's Form 8-K filed on April 27, 2011. The results of operations for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010 are not necessarily indicative of operating results for the full year.
Reclassifications of Previously Issued Financial Statements
Commencing in fiscal 2011, we have included certain other income items as Other income, net on our Condensed Consolidated Statement of Operations, which have historically been presented as a net reduction in Selling, general and administrative expenses ("SG&A"). As such, we have reclassified $8 million and $16 million from SG&A to Other income, net for the thirteen and twenty-six weeks ended July 31, 2010, respectively. This reclassification was made to correctly present the amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended July 31, 2010 for services provided by us under the Domestic Services Agreement and the Information Technology and Administrative Support Services Agreement ("ITASS"). This change had no effect on our previously reported condensed consolidated Net loss, Condensed Consolidated Statement of Cash Flows and Condensed Consolidated Statement of Stockholder's Equity.
Subsequent Events
We have performed an evaluation of subsequent events through September 13, 2011, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of July 30, 2011, January 29, 2011 and July 31, 2010 is outlined in the table below:

(In millions)	July 30, 2011	January 29, 2011	July 31, 2010
Secured term loan facility, due fiscal 2012	$—	$—	$798
Unsecured credit facility, due fiscal 2012	—	—	181
Secured revolving credit facility, expires fiscal 2015	173	—	53
Secured term loan facility, due fiscal 2016	686	687	—
7.375% senior secured notes, due fiscal 2016	358	348	—
8.500% senior secured notes, due fiscal 2017 (1)	716	716	715
Incremental secured term loan facility, due fiscal 2018 (2)	396	—	—
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	127	123	108
Capital lease obligations	34	44	33
	2,512	1,940	1,910
Less current portion (4)	22	24	14
Total Long-term debt	$2,490	$1,916	$1,896

(1)	Represents obligations of Toys “R” Us, Property Company II, LLC ("TRU Propco II"), our indirect wholly-owned subsidiary.

(2)
On May 25, 2011, we issued a new tranche of term loans in an aggregate principal amount of $400 million ("Incremental Secured Term Loan"). Pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% (approximately $4 million per year) of the original principal amount of the loan. As such, this amount has been classified as Current portion of Long-term debt on our Condensed Consolidated Balance Sheet as of July 30, 2011.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)	Current portion of Long-term debt as of July 30, 2011, January 29, 2011 and July 31, 2010 is primarily comprised of capital lease obligations which will be paid within one year.
Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ abilities to:

•	incur certain additional indebtedness;

•	transfer money between the parent company and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
The amount of net assets that were subject to such restrictions was approximately $188 million, $781 million and $668 million as of July 30, 2011, January 29, 2011 and July 31, 2010, respectively. Our agreements also contain various and customary events of default with respect to the loans, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. As of July 30, 2011, we have funds available to finance our operations under our secured revolving credit facility ("ABL Facility") through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
The total fair values of our Long-term debt, with carrying values of approximately $2,512 million, $1,940 million and $1,910 million at July 30, 2011, January 29, 2011 and July 31, 2010, were $2,582 million, $2,056 million and $1,943 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods.
Borrowing Availability
At July 30, 2011, under our ABL Facility, we had outstanding borrowings of $173 million, a total of $88 million of outstanding letters of credit and excess availability of $959 million. We are also subject to a minimum excess availability covenant, which was $125 million at July 30, 2011, with remaining availability of $834 million in excess of the covenant.
Incremental Secured Term Loan, due fiscal 2018 ($396 million at July 30, 2011)
On May 25, 2011, we entered into an Incremental Joinder Agreement (the “Joinder Agreement”) to our amended and restated secured term loan agreement (“Secured Term Loan”). The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”), which increased the size of the Secured Term Loan to an aggregate principal amount of $1.1 billion (“New Secured Term Loan”).
The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million. The gross proceeds were used to pay transaction fees of approximately $7 million, including fees payable to the Sponsors pursuant to their advisory agreement, which are capitalized as deferred debt issuance costs and amortized over the term of the agreement. Investment funds or accounts advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”) owned $50 million of the Incremental Secured Term Loan as of July 30, 2011. On June 24, 2011, the net proceeds from the Incremental Secured Term Loan along with borrowings from our ABL Facility were used to provide funds to our Parent to redeem the outstanding principal amount of our Parent's 7.625% notes due fiscal 2011 (the “2011 Notes”) for a total redemption price, including interest and premiums, of approximately $519 million. The Incremental Secured Term Loan will mature on May 25, 2018, and bears interest at London Interbank Offered Rate ("LIBOR") (with a floor of 1.50%) plus 3.75%, which is subject to a step down of 0.25% based on total leverage.
The New Secured Term Loan contains customary covenants applicable to the Company and certain of our subsidiaries, including, among other things, covenants that restrict our ability and certain of our subsidiaries to incur certain additional indebtedness, create or permit liens on assets, or engage in mergers or consolidations, pay dividends, repurchase capital stock, make other restricted payments, make loans or advances, engage in transactions with affiliates, or amend material documents. These covenants are subject to certain exceptions, including among other things, allowing unsecured later-maturing debt subject to a fixed charge coverage test, providing funds for the prepayment or repayment of our Parent's 2011 Notes and our Parent's 7.875% senior notes due fiscal 2013 subject to the Company meeting a total leverage test, and the provision of exceptions allowing for the Company and certain of our subsidiaries to make certain investments, pay certain dividends and make certain other restricted payments including a cumulative credit exception subject to us meeting a fixed charge coverage test. If an event of default under the New Secured Term Loan occurs and is continuing, the principal amount outstanding, together with all accrued unpaid interest and other amounts owed may be declared immediately due and payable by the lenders. Pursuant to the terms of the agreement, we are required to make quarterly principal payments equal to 0.25% ($7 million and $4 million per year for the Secured Term Loan and the Incremental Secured Term Loan, respectively) of the original principal amount of the loans. We may optionally prepay the outstanding principal balance of the Secured Term Loan and the Incremental Secured Term Loan at any time. As of August 24, 2011, no premiums would be incurred to prepay the portion of the New Secured Term Loan that consists of the original Secured Term Loan, however, if we prepay the outstanding principal balance of the Incremental Secured Term Loan on or prior to May 25, 2012, we would pay a premium equal to 1% of the remaining balance.
Further, the New Secured Term Loan is guaranteed by certain of our subsidiaries and the borrowings thereunder are secured on a pari passu basis with our 7.375% senior secured notes due fiscal 2016 (“Toys-Delaware Secured Notes”) by the trademarks and certain other intellectual property of Geoffrey, LLC, our wholly owned subsidiary, and second priority liens on assets securing the ABL Facility including inventory, accounts receivable, equipment and certain other personal property owned or acquired by the Company and certain of our subsidiaries.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and recognize the changes in fair value as unrealized gains and losses. The recognition of these gains and losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR rates. Our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of July 30, 2011, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of July 30, 2011 are designated as cash flow and fair value hedges in accordance with Accounting Standards Codification (“ASC”) Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive income (loss); the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and twenty-six weeks ended July 30, 2011. For our derivatives that are designated as cash flow hedges, we did not record any amount to earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 31, 2010. Reclassifications from Accumulated other comprehensive income (loss) to Interest expense primarily relate to realized Interest expense on interest rate swaps and the amortization of gains (losses) recorded on previously terminated or de-designated swaps. We expect to reclassify a loss of $1 million over the next 12 months to Interest expense from Accumulated other comprehensive income (loss).
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the changes in fair values of the derivatives and the underlying hedged item separately. For our derivative that is designated as a fair value hedge, we recorded approximately a $2 million and $3 million gain in earnings related to ineffectiveness for the thirteen and twenty-six weeks ended July 30, 2011, respectively.
Certain of our agreements with credit-risk related features contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 30, 2011 and July 31, 2010, we had no derivative liabilities related to agreements than contain credit-risk related features. At January 29, 2011, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $5 million. As of July 30, 2011, January 29, 2011 and July 31, 2010, respectively, we were not required to post collateral with any derivative counterparties.
Foreign Exchange Contracts
We occasionally enter into foreign currency forward contracts to economically hedge the U.S. dollar merchandise purchases of our Canadian subsidiaries and our short-term, cross-currency intercompany loans with the foreign subsidiaries of our Parent. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related features and are subject to master netting arrangements. Some of these agreements contain provisions where we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At July 30, 2011 and July 31, 2010, derivative liabilities related to agreements that contain credit-risk related features had a fair value of $1 million and a nominal amount, respectively. At January 29, 2011, we had no derivative liabilities related to agreements that contain credit-risk related contingent features. We are not required to post collateral for these contracts.

The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive income (loss) on our Condensed Consolidated Statements of Stockholders’ Equity for the twenty-six weeks ended July 30, 2011 and July 31, 2010:

	26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010
Derivatives designated as cash flow hedges:
Beginning Balance	$(2)	$1
Derivative loss - Interest Rate Contracts	(1)	(3)
Ending Balance	$(3)	$(2)
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Interest Rate Contracts	$—	$—	$—	$(1)
Gain (loss) on the change in fair value - Merchandise Purchases Foreign Exchange Contracts	1	(1)	(2)	(1)
	1	(1)	(2)	(2)
Derivatives designated as fair value hedge:
Gain on the change in fair value (ineffective portion) - Interest Rate Contracts	2	—	3	—

Total Interest Expense	$3	$(1)	$1	$(2)

The following table contains the notional amounts and the related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 30, 2011, January 29, 2011 and July 31, 2010:

	July 30, 2011		January 29, 2011		July 31, 2010
	Notional	Fair Value Assets/	Notional	Fair Value Assets/	Notional	Fair Value Assets/
(In millions)	Amount	(Liabilities)	Amount	(Liabilities)	Amount	(Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$700	$1	$700	$2	$800	$2
Interest Rate Contract designated as fair value hedge:
Other assets	$350	$8	$—	$—	$—	$—
Other non-current liabilities	—	—	350	(5)	—	—
Interest Rate Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$—	$—	$—	$—	$1,400	$—
Other assets	300	—	300	1	200	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	$15	$—	$42	$—	$17	$—
Accrued expenses and other current liabilities	48	(1)	—	—	27	—
Total derivative contracts outstanding
Prepaid expenses and other current assets	$15	$—	$42	$—	$1,417	$—
Other assets	1,350	9	1,000	3	1,000	2
Total derivative assets(1)	$1,365	$9	$1,042	$3	$2,417	$2

Accrued expenses and other current liabilities	$48	$(1)	$—	$—	$27	$—
Other non-current liabilities	—	—	350	(5)	—	—
Total derivative liabilities(1)	$48	$(1)	$350	$(5)	$27	$—

(1)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities.
We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
We evaluate the inputs used to value our derivatives at the end of each reporting period. Although certain inputs used to value our derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with our derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default. Based on this mixed input valuation we classify derivatives based on the lowest level in the fair value hierarchy that is significant to the fair value of the instrument. Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period. Changes in the fair value of our derivative financial instruments are recorded in Interest expense within the Condensed Consolidated Statements of Operations.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. We have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of July 30, 2011, January 29, 2011 and July 31, 2010, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 30, 2011
Assets
Cash equivalents	$5	$—	$—	$5
Derivative financial instruments:
Interest rate contracts	—	1	8	9
Total assets	$5	$1	$8	$14
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total liabilities	$—	$1	$—	$1

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at January 29, 2011
Assets
Cash equivalents	$65	$—	$—	$65
Derivative financial instruments:
Interest rate contracts	—	3	—	3
Total assets	$65	$3	$—	$68
Liabilities
Derivative financial instruments:
Interest rate contracts	$—	$—	$5	$5
Total liabilities	$—	$—	$5	$5

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at July 31, 2010
Assets
Derivative financial instruments:
Interest rate contracts	$—	$2	$—	$2
Total assets	$—	$2	$—	$2

The table below presents the changes in the fair value of our derivative financial instruments within Level 3 of the fair value hierarchy for the thirteen and twenty-six weeks ended July 30, 2011.

(In millions)	Level 3
Balance, January 29, 2011	$(5)
Unrealized gain	2
Balance, April 30, 2011	(3)
Unrealized gain	11
Balance, July 30, 2011	$8
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis, that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, whenever events or changes in circumstances indicate that a long-lived asset may be impaired). The fair value measurements related to long-lived assets held and used and held for sale in the following tables were determined using a valuation method such as discounted cash flow or a relative, market-based approach based on offers. Based on the valuation method used, we classify these measurements as Level 3 and Level 2, respectively.
The following table segregates all non-financial assets and liabilities measured at fair value on a nonrecurring basis in periods subsequent to initial recognition into the most appropriate level within the fair value hierarchy, based on the inputs used to determine fair value for the thirteen and twenty-six weeks ended July 30, 2011. As of July 30, 2011, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy. As of July 31, 2010, we did not have any non-financial assets and liabilities measured at fair value on a nonrecurring basis that were subject to fair value adjustments.

(In millions)	Carrying Value	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$3	$2	—	$1
Balance, April 30, 2011	3	2	—	1
Long-lived assets held and used	2	—	1	1
Balance, July 30, 2011	$5	$2	$1	$2

5. Income taxes
The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Loss before income taxes	$(28)	$(49)	$(66)	$(79)
Income tax benefit	11	20	26	41
Effective tax rate	(39.3)%	(40.8)%	(39.4)%	(51.9)%
The effective tax rates for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 40.3% for the twenty-six weeks ended July 30, 2011 compared to 39.3% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended July 30, 2011. For the thirteen weeks ended July 31, 2010, our effective tax rate was impacted by an income tax benefit of $1 million related to changes to our liability for uncertain tax positions offset by less than $1 million of state income tax expense.
There were no significant discrete items that impacted our effective tax rate for the twenty-six weeks ended July 30, 2011. For the twenty-six weeks ended July 31, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to changes to our liability for uncertain tax positions, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in the United States and Puerto Rico, and Toys "R" Us - Canada ("Canada"), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating earnings (loss) excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment.
Our percentages of consolidated Total revenues by product category for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010 were as follows:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Core Toy	11.2%	10.7%	11.0%	10.4%
Entertainment	7.4%	8.9%	8.3%	9.5%
Juvenile	46.1%	46.7%	47.5%	47.9%
Learning	15.7%	14.7%	15.5%	14.3%
Seasonal	16.9%	16.8%	15.1%	15.8%
Other (1)	2.7%	2.2%	2.6%	2.1%
Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

A summary of financial results by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Total revenues
Domestic	$1,596	$1,620	$3,260	$3,310
Canada	173	156	341	315
Total revenues	$1,769	$1,776	$3,601	$3,625
Operating earnings (loss)
Domestic (1)	$34	$21	$72	$60
Canada	21	16	30	25
Corporate and other	(41)	(44)	(83)	(80)
Operating earnings (loss)	14	(7)	19	5
Interest expense	(51)	(50)	(102)	(100)
Interest income	9	8	17	16
Loss before income taxes	$(28)	$(49)	$(66)	$(79)

(1)
Includes a $16 million non-cash cumulative correction of prior period straight-line lease accounting for the thirteen and twenty-six weeks ended July 31, 2010 and includes a reserve for certain legal matters of $17 million for the twenty-six weeks ended July 31, 2010.

(In millions)	July 30, 2011	January 29, 2011	July 31, 2010
Merchandise inventories
Domestic	$1,479	$1,383	$1,455
Canada	165	141	145
Total Merchandise inventories	$1,644	$1,524	$1,600

7. Litigation and legal proceedings
On July 15, 2009, the United States District Court for the Eastern District of Pennsylvania (the “District Court”) granted the class plaintiffs’ motion for class certification in a consumer class action commenced in January 2006, which was consolidated with an action brought by two Internet retailers that was commenced in December 2005. Both actions allege that Babies “R” Us agreed with certain baby product manufacturers (collectively, with the Company and our Parent, the “Defendants”) to impose, maintain and/or enforce minimum price agreements in violation of antitrust laws. In addition, in December 2009, a third Internet retailer filed a similar action and another consumer class action was commenced making similar allegations involving most of the same Defendants. In January 2011, the parties in the consumer class actions referenced above entered into a settlement agreement, which has been preliminarily approved by the District Court. As part of the settlement, in March 2011, we made a payment of approximately $17 million towards the overall settlement. In addition, in January 2011, the plaintiffs, the Company and our Parent and certain other Defendants in the Internet retailer actions referenced above entered into a settlement agreement pursuant to which we made a payment of approximately $5 million towards the overall settlement. In addition, on or about November 23, 2010, our Parent entered into a Stipulation with the Federal Trade Commission (“FTC”) ending the FTC’s investigation related to our Parent and its subsidiaries' compliance with a 1998 FTC Final Order and settling all claims in full. Pursuant to the settlement, in May 2011, we paid approximately $1 million as a civil penalty.
In addition to the litigation discussed above, we and our Parent are, and in the future, may be involved in various other lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate, estimated amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons:  (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict.  However, based upon our and our Parent's historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors — Our Parent is owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, KKR and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009. The advisory fee paid to the Sponsors increases 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded management and advisory fees expense of $4 million and $8 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively. We recorded management and advisory fees expense of $3 million and $7 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively. During each of the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010, we paid the Sponsors fees of less than $1 million for out-of-pocket expenses.
In the event that the advisory agreement is terminated by the Sponsors or our Parent, the Sponsors will receive all unpaid advisory fees, all unpaid transaction fees and expenses due under the advisory agreement with respect to periods prior to the termination date plus the net present value of the advisory fees that would have been payable for the remainder of the applicable term of the advisory agreement. The initial term of the advisory agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Additionally, the advisory agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions. In connection with a successful initial public offering of Parent's securities, the Sponsors and our Parent intend to terminate the advisory agreement in accordance with its terms. The advisory agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates.

From time to time, the Sponsors or their affiliates may acquire debt or debt securities issued by us or our subsidiaries in open market transactions or through loan syndications. During the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010, affiliates of Vornado and investment funds or accounts advised by KKR, all of which are equity owners of our Parent, held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties were $1 million and $2 million during the thirteen and twenty-six weeks ended July 30, 2011, respectively. The interest amounts paid on such debt and debt securities held by related parties were $2 million and $4 million during the thirteen and twenty-six weeks ended July 31, 2010, respectively.
In connection with the Joinder Agreement entered on May 25, 2011, we incurred approximately $4 million in advisory fees payable to the Sponsors pursuant to the terms of the advisory agreement. Investment funds or accounts advised by KKR owned $50 million of the Incremental Secured Term Loan as of July 30, 2011. See Note 2 entitled “Long-term debt” for further details.
In addition, under lease agreements with affiliates of Vornado, we or our affiliates paid an aggregate amount of approximately $2 million and $4 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively, with respect to approximately 1.3% of our operated stores, which includes Toys “R” Us Express stores (“Express stores”). Of these amounts, less than $1 million, and approximately $1 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado. For the thirteen and twenty-six weeks ended July 31, 2010, we or our affiliates paid an aggregate amount of approximately $2 million and $4 million, respectively, with respect to approximately 1.2% of our operated stores, which includes Express stores. Of these amounts, less than $1 million, and approximately $1 million for the thirteen and twenty-six weeks ended July 31, 2010, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.
Real Estate Arrangements with Affiliates - We leased 393 and 398 properties from affiliates of Parent as of July 30, 2011 and July 31, 2010, respectively. SG&A includes lease expense of $75 million and $152 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively, which includes reimbursement of expenses of $11 million and $23 million related to these leases for the thirteen and twenty-six weeks ended July 30, 2011, respectively. For the thirteen and twenty-six weeks ended July 31, 2010, SG&A included lease expense of $80 million and $159 million, respectively, which includes reimbursement of expenses of $11 million and $24 million, respectively, as well as, a non-cash lease accounting charge of $2 million recorded in the second quarter of fiscal 2010.
Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate TRU Propco I, we may be required to make a payment to TRU Propco I upon termination of a leased property in conjunction with the successful execution of a sale of a property by TRU Propco I to a third party. Pursuant to the lease agreement, the termination payment is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I.
During fiscal 2010, TRU Propco I classified properties as held for sale in anticipation of sales transactions occurring within the year. During fiscal 2010, we recorded approximately $5 million in SG&A related to the estimated payments associated with the terminations of the leased properties, of which $2 million was paid upon the sale of a property by TRU Propco I during the second quarter of fiscal 2011. During the first quarter of fiscal 2011, TRU Propco I sold an additional property to a third party, resulting in approximately $2 million recorded in SG&A related to the lease termination. There were no payments associated with the termination of leased properties during the same period last year.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement. The amounts charged are allocated based on a formula for each affiliate and are recorded in Other Income, net. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended July 30, 2011 for these services were $2 million and $3 million, respectively, and for the thirteen and twenty-six weeks ended July 31, 2010 were $2 million and $4 million, respectively.
In addition, we incurred a nominal amount and $3 million of service fees for the thirteen and twenty-six weeks ended July 30, 2011, respectively. We incurred $2 million and $3 million of service fees for the thirteen and twenty-six weeks ended July 31, 2010, respectively. These costs are recorded within SG&A in our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement - We provide information technology and operations services, including applications development, technology planning, technical services, store planning, merchandising, financial and legal services to a number of our affiliates under ITASS. For services received directly that are deemed to significantly contribute to business success, our affiliates are charged 108% of the costs we incurred to administer such services. For services that our affiliates receive directly, but that are not deemed to significantly contribute to business success, our affiliates are charged 100% of the costs we incurred to administer such services. For the thirteen and twenty-six weeks ended July 30, 2011, our affiliates were charged $5 million and $11 million, respectively, which are classified on our Condensed Consolidated

Statements of Operations as Other income, net. For the thirteen and twenty-six weeks ended July 31, 2010, our affiliates were charged $6 million and $12 million, respectively.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent's foreign affiliates in the toy, juvenile and electronics business. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended July 30, 2011, we charged Parent's foreign affiliates license fees of $18 million and $35 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and twenty-six weeks ended July 31, 2010, we charged Parent's foreign affiliates license fees of $16 million and $32 million, respectively.
Due from Affiliates, Net - As of July 30, 2011, January 29, 2011 and July 31, 2010, Due from affiliates, net, consists of receivables from Parent and affiliates of $336 million, $395 million and $369 million, net of value card services due to an affiliate of $10 million, $74 million and $74 million, respectively. Since July 2005, we manage the distribution and fulfillment of value cards through one of our subsidiaries. We sell gift cards to customers in our retail stores, through our websites, through third parties, and in certain cases, provide gift cards for returned merchandise and in connection with promotions. The value cards prior to July 2005 were managed by another subsidiary of Parent, Toys “R” Us - Value, Inc. (“TRU-Value”). During the first quarter of fiscal 2011, TRU-Value issued a dividend of $63 million to our Parent for a majority of the payable owed by us to TRU-Value, thus reducing our amount due to this affiliate from previous periods.
As of July 30, 2011, January 29, 2011 and July 31, 2010, $12 million, $9 million and $17 million of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets, respectively.
Additionally, we are obligated to reimburse our affiliates under lease agreements for rent, property taxes and certain operating expenses. As of July 30, 2011, January 29, 2011 and July 31, 2010, the net amount owed to our affiliate was $10 million, $5 million and $10 million, respectively.
Short-term Borrowing from Parent - From time to time, we incur short-term intercompany loans with Parent. As of July 30, 2011 and July 31, 2010, we maintained balances of $221 million and $201 million, respectively, in short-term intercompany loans with Parent. There were no outstanding balances as of January 29, 2011.
Dividends paid to Parent - We make payments to Parent to fund certain operating expenses of Parent and for principal and interest payments on Parent's publicly issued and outstanding notes. For the twenty-six weeks ended July 30, 2011 we paid dividends to Parent of $580 million, and for the twenty-six weeks ended July 31, 2010, we paid dividends to Parent of $45 million.
The $580 million includes distributions to our Parent made on May 26, 2011, and June 24, 2011, in aggregate amounts of approximately $504 million and $15 million, respectively, to provide funds for the redemption of our Parent's 2011 Notes, including interest and premiums, on June 24, 2011.

9. Dispositions
During the thirteen weeks ended July 30, 2011, we sold a property for gross proceeds of $4 million resulting in a net loss of approximately $1 million. During the twenty-six weeks ended July 30, 2011, we sold idle properties for gross proceeds of $5 million resulting in a nominal net loss.

10. Stock-based compensation
Commencing in February 2011, participants in our Parent's 2005 Management Equity Plan (the “MEP”) have the right to elect to be bound by the terms and conditions of Amendment No. 3 to the MEP. This amendment, among other things, reduces the retirement age criteria, accelerates vesting of all options upon death, disability or retirement, makes all participants eligible for put rights upon death, disability or retirement and makes the non-competition period apply in the case of resignation for any reason and applies the non-competition period for the greater of one year and any severance period for termination without cause.
The Company accounted for the modification to the MEP in accordance with ASC Topic 718, “Compensation – Stock Compensation.” Generally, options with put rights upon death, disability or retirement are classified as equity awards until such puttable conditions become probable (i.e. upon reaching retirement eligibility). For awards that were required to be liability classified as a result of the amendment, we recorded an incremental expense of approximately $1 million during the first quarter of fiscal 2011. Management has concluded that the modification did not have a material impact to compensation costs.
On May 26, 2011, our Parent granted our employees 274,999 options under the Toys “R” Us, Inc. 2010 Incentive Plan (the

“2010 Incentive Plan”). The options are granted at an exercise price equal to the fair value of the shares on the date of the grant and follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years. All options expire ten years from the date of the grant. Additionally, concurrent with the grant of options, an additional 157,661 awards were granted to our employees consisting of restricted stock and performance stock under the 2010 Incentive Plan, which have been valued at their fair market value of $60.00 per share. The restricted stock awards follow a graded vesting schedule of 50% on the second anniversary of the awards with the remaining portion vesting ratably over the subsequent two years. The performance stock awards cliff vest 100% on the third anniversary of the awards if the performance criteria have been met. The performance metrics are based 50% on our Parent's consolidated Adjusted Compensation EBITDA performance results and 50% on our Parent's total return on invested capital (ROIC) results, each over a three year period.

11. Recent accounting pronouncements
In June 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income" ("ASU 2011-05"). The amendments in this ASU eliminate the current option to report other comprehensive income and its components in the Statement of Changes in Stockholder's Equity. The amendments in this ASU provide entities with two presentation alternatives. An entity can elect to present items of net income and other comprehensive income in one continuous statement, referred to as the statement of comprehensive income, or in two separate, but consecutive statements. The amendments are effective for public entities for fiscal years, and interim periods, within those years, beginning after December 15, 2011. Other than enhanced disclosures, the adoption of ASU 2011-05 is not expected to have a material impact on our Condensed Consolidated Financial Statements.
In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”. The amendments in this ASU generally represent clarification of Topic 820, but also include instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This update results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). The amendments are effective for interim and annual periods beginning after December 15, 2011 and are to be applied prospectively. Early application is not permitted. We do not expect the adoption of ASU 2011-04 will have a material impact on our Condensed Consolidated Financial Statements.

Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us - Delaware, Inc. and its subsidiaries, a Delaware corporation, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 29, 2011, included as an exhibit to Parent's Form 8-K filed on April 27, 2011 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our core toy, entertainment, juvenile, learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and juvenile product offerings in 874 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), which sells a variety of products in the core toy, entertainment, juvenile, learning and seasonal product categories through 71 stores. In addition, as of July 30, 2011, we operated 91 Toys “R” Us Express stores (“Express stores”), including 25 Express stores with a cumulative lease term of at least two years which have been included in the Domestic store count. Domestic and Canada segments also include their respective Internet operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and twenty-six weeks ended July 30, 2011 compared to the thirteen and twenty-six weeks ended July 31, 2010:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Total revenues	$1,769	$1,776	$3,601	$3,625
Gross margin	679	665	1,365	1,342
Gross margin as a percentage of Total revenues	38.4%	37.4%	37.9%	37.0%
Selling, general and administrative expenses	$613	$633	$1,246	$1,260
Selling, general and administrative expenses as a percentage of Total revenues	34.7%	35.6%	34.6%	34.8%
Net loss	$(17)	$(29)	$(40)	$(38)
Total revenues for the thirteen weeks and twenty-six weeks ended July 30, 2011 decreased by $7 million and $24 million, respectively, compared to the same period last year primarily as a result of a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations and locations that were converted or relocated to our side-by-side (“SBS”) and “R” Superstore (“SSBS”) store formats. Additionally offsetting the decrease in Total revenues for the thirteen and twenty-six weeks ended July 30, 2011 was an increase in net sales from new locations. Foreign currency translation increased Total revenues by approximately $13 million and $21 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively.
Gross margin, as a percentage of Total revenues, for the thirteen and twenty-six weeks ended July 30, 2011 was primarily impacted by improvements in sales mix and margin rate improvements in certain categories.
Selling, general and administrative expenses (“SG&A”) for the thirteen weeks ended July 30, 2011 decreased compared to the same period last year primarily as a result of a prior year non-cash cumulative straight-line lease accounting correction, and a decrease in professional fees. SG&A for the twenty-six weeks ended July 30, 2011 decreased compared to the same period last year primarily as a result of a decrease in litigation settlement expenses for certain legal matters and a prior year non-cash cumulative straight-line lease accounting correction. These decreases were partially offset by an increase in expenses associated with payroll and rent. Foreign currency translation increased SG&A by approximately $3 million and $6 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively.
Net loss for the thirteen weeks ended July 30, 2011 decreased compared to the same period last year primarily as a result of a decrease in SG&A and an increase in Gross margin, partially offset by a decrease in Income tax benefit, a decrease in Other income, net and an increase in Depreciation and amortization. Net loss for the twenty-six weeks ended July 30, 2011 increased by $2 million compared to the same period last year.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more, we can better gauge how the core store base is performing since it excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly, and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010:

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011 vs. 2010	July 31, 2010 vs. 2009	July 30, 2011 vs. 2010	July 31, 2010 vs. 2009
Domestic	(2.2)%	0.6%	(2.1)%	1.3%
Canada	(0.8)%	2.2%	(1.1)%	1.4%

Percentage of Total Revenues by Product Category

	13 Weeks Ended		26 Weeks Ended
	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Core Toy	11.2%	10.7%	11.0%	10.4%
Entertainment	7.4%	8.9%	8.3%	9.5%
Juvenile	46.1%	46.7%	47.5%	47.9%
Learning	15.7%	14.7%	15.5%	14.3%
Seasonal	16.9%	16.8%	15.1%	15.8%
Other (1)	2.7%	2.2%	2.6%	2.1%
Total	100%	100%	100%	100%

(1)	Consists primarily of shipping and other non-product related revenues.

Store Count by Segment

	July 30, 2011	July 31, 2010	Change
Domestic (1)(3)	874	848	26
Canada (2)	71	69	2
Total (3)	945	917	28

(1)
Store count as of July 30, 2011 includes 117 SBS stores, 32 SSBS stores, 14 Babies “R” Us Express (“BRU Express”) stores and 65 Juvenile Expansions. Store count as of July 31, 2010 included 76 SBS stores, 26 SSBS stores, 14 BRU Express stores and 65 Juvenile Expansions.

(2)	Store count as of July 30, 2011 includes 41 SBS stores and four BRU Express stores. Store count as of July 31, 2010 included 33 SBS stores.

(3)
Express stores with a cumulative lease term of at least two years are included in our overall store count, while the remaining locations are excluded. As of July 30, 2011, there were 76 Domestic and 15 Canada Express stores open, 25 of which have been included in our overall store count within our Domestic segment. As of July 31, 2010, there were 145 Domestic and two Canada Express stores open. None of the Express stores were included in our overall store count as of July 31, 2010.

Net Loss

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	Change	July 30, 2011	July 31, 2010	Change
Toys “R” Us - Delaware	$(17)	$(29)	$12	$(40)	$(38)	$(2)
Net loss decreased by $12 million to $17 million for the thirteen weeks ended July 30, 2011, compared to $29 million for the same period last year. The decrease in Net loss was primarily due to a decrease in SG&A of $20 million predominantly resulting from a prior year non-cash cumulative straight-line lease accounting correction, and a decrease in professional fees. Additionally contributing to the decrease in Net loss was an increase in Gross margin of $14 million primarily as a result of improvements in sales mix and margin rate improvements in certain categories. Partially offsetting these amounts was a $9 million decrease in Income tax benefit, a $7 million decrease in Other income, net primarily resulting from an increase in net losses on sale of properties compared to the same period last year and a $6 million increase in Depreciation and amortization.
Net loss increased by $2 million to $40 million for the twenty-six weeks ended July 30, 2011, compared to $38 million for the same period last year.

Total Revenues

	13 Weeks Ended
					Percentage of Total Revenues
($ In millions)	July 30, 2011	July 31, 2010	$ Change	% Change	July 30, 2011	July 31, 2010
Domestic	$1,596	$1,620	$(24)	(1.5)%	90.2%	91.2%
Canada	173	156	17	10.9%	9.8%	8.8%
Toys "R" Us - Delaware	$1,769	$1,776	$(7)	(0.4)%	100.0%	100.0%
Total revenues decreased by $7 million or 0.4%, to $1,769 million for the thirteen weeks ended July 30, 2011, compared to $1,776 million for the same period last year. Total revenues for the thirteen weeks ended July 30, 2011 included the impact of foreign currency translation which increased Total revenues by approximately $13 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the thirteen weeks ended July 30, 2011 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations and locations that were converted or relocated to our SBS and SSBS store formats. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations.
Total revenues for the thirteen weeks ended July 30, 2011 and July 31, 2010 included $18 million and $16 million of licensing fees charged to our Parent's foreign affiliates, respectively.

	26 Weeks Ended
					Percentage of Total Revenues
($ In millions)	July 30, 2011	July 31, 2010	$ Change	% Change	July 30, 2011	July 31, 2010
Domestic	$3,260	$3,310	$(50)	(1.5)%	90.5%	91.3%
Canada	341	315	26	8.3%	9.5%	8.7%
Toys "R" Us - Delaware	$3,601	$3,625	$(24)	(0.7)%	100.0%	100.0%
Total revenues decreased by $24 million or 0.7%, to $3,601 million for the twenty-six weeks ended July 30, 2011, compared to $3,625 million for the same period last year. Total revenues for the twenty-six weeks ended July 30, 2011 included the impact of foreign currency translation which increased Total revenues by approximately $21 million.
Excluding the impact of foreign currency translation, the decrease in Total revenues for the twenty-six weeks ended July 30, 2011 was primarily due to a decrease in comparable store net sales. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations and locations that were converted or relocated to our SBS and SSBS store formats. Additionally offsetting the decrease in Total revenues was an increase in net sales from new locations.
Total revenues for the twenty-six weeks ended July 30, 2011 and July 31, 2010 included $35 million and $32 million of licensing fees charged to our Parent's foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment decreased by $24 million or 1.5%, to $1,596 million for the thirteen weeks ended July 30, 2011, compared to $1,620 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 2.2%, partially offset by an increase in net sales from new locations.
The decrease in comparable store net sales resulted primarily from decreases in our entertainment and juvenile categories. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile category was primarily due to decreased sales of baby gear and commodities. Partially offsetting these decreases were increases in our core toy and learning categories. The increase in our core toy category was primarily due to increased sales of model cars. The increase in our learning category was primarily due to increased sales of construction toys and educational products.
Total revenues for the Domestic segment decreased by $50 million or 1.5%, to $3,260 million for the twenty-six weeks ended July 30, 2011, compared to $3,310 million for the same period last year. The decrease in Total revenues was primarily a result of a decrease in comparable store net sales of 2.1%, partially offset by an increase in net sales from new locations.
The decrease in comparable store net sales resulted primarily from decreases in our seasonal, entertainment and juvenile categories. The decrease in our seasonal category was primarily due to decreased sales of outdoor products. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. The decrease in our juvenile category was primarily due to decreased sales of commodities and baby gear. Partially offsetting these decreases was an increase in our learning category. The increase in our learning category was primarily due to increased sales of construction toys and educational products.
Canada
Total revenues for the Canada segment increased by $17 million or 10.9%, to $173 million for the thirteen weeks ended July 30, 2011, compared to $156 million for the same period last year. Excluding a $13 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations, partially offset by a decrease in comparable store net sales of 0.8%.
The decrease in comparable store net sales resulted primarily from a decrease in our entertainment category. The decrease in our entertainment category was primarily due to decreased sales of video game systems and software. Partially offsetting the decrease was an increase in our seasonal category primarily as a result of increased sales of outdoor products.
Total revenues for the Canada segment increased by $26 million or 8.3%, to $341 million for the twenty-six weeks ended July 30, 2011, compared to $315 million for the same period last year. Excluding a $21 million increase in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations, partially offset by a decrease in comparable store net sales of 1.1%.
The decrease in comparable store net sales resulted primarily from a decrease in our entertainment category. The decrease in our entertainment category was primarily due to decreased sales of video game software and systems. Partially offsetting this decrease was an increase in our learning category as a result of strong sales of construction toys and educational products.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 30, 2011	July 31, 2010	$ Change	July 30, 2011	July 31, 2010	Change
Domestic	$605	$603	$2	37.9%	37.2%	0.7%
Canada	74	62	12	42.8%	39.7%	3.1%
Toys "R" Us - Delaware	$679	$665	$14	38.4%	37.4%	1.0%
Gross margin increased by $14 million to $679 million for the thirteen weeks ended July 30, 2011, compared to $665 million for the same period last year. Foreign currency translation accounted for approximately $5 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 1.0 percentage points for the thirteen weeks ended July 30, 2011 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix and margin rate improvements in certain categories.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 30, 2011	July 31, 2010	$ Change	July 30, 2011	July 31, 2010	Change
Domestic	$1,226	$1,222	$4	37.6%	36.9%	0.7%
Canada	139	120	19	40.8%	38.1%	2.7%
Toys "R" Us - Delaware	$1,365	$1,342	$23	37.9%	37.0%	0.9%
Gross margin increased by $23 million to $1,365 million for the twenty-six weeks ended July 30, 2011, compared to $1,342 million for the same period last year. Foreign currency translation accounted for approximately $8 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, increased by 0.9 percentage points for the twenty-six weeks ended July 30, 2011 compared to the same period last year. Gross margin, as a percentage of Total revenues, was primarily impacted by improvements in sales mix and margin rate improvements in certain categories.
Domestic
Gross margin increased by $2 million to $605 million for the thirteen weeks ended July 30, 2011, compared to $603 million for the same period last year. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended July 30, 2011 increased by 0.7 percentage points compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products, predominantly in the entertainment category, and margin rate improvements within the seasonal and juvenile categories.
Gross margin increased by $4 million to $1,226 million for the twenty-six weeks ended July 30, 2011, compared to $1,222 million for the same period last year. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 30, 2011 increased by 0.7 percentage points compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products, predominantly in the entertainment category, and margin rate improvements within the seasonal and juvenile categories.
Canada
Gross margin increased by $12 million to $74 million for the thirteen weeks ended July 30, 2011, compared to $62 million for the same period last year. Foreign currency translation accounted for approximately $5 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, for the thirteen weeks ended July 30, 2011 increased by 3.1 percentage points compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate improvements within the juvenile and learning categories and sales mix away from lower margin products, predominantly in the entertainment category.
Gross margin increased by $19 million to $139 million for the twenty-six weeks ended July 30, 2011, compared to $120 million for the same period last year. Foreign currency translation accounted for approximately $8 million of the increase in Gross margin. Gross margin, as a percentage of Total revenues, for the twenty-six weeks ended July 30, 2011 increased by 2.7 percentage points compared to the same period last year.
The increase in Gross margin, as a percentage of Total revenues, resulted primarily from improvements in sales mix away from lower margin products, predominantly in the entertainment category.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 30, 2011	July 31, 2010	$ Change	July 30, 2011	July 31, 2010	Change
Toys "R" Us - Delaware	$613	$633	$(20)	34.7%	35.6%	(0.9)%
SG&A decreased by $20 million to $613 million for the thirteen weeks ended July 30, 2011, compared to $633 million for the same period last year. SG&A for the thirteen weeks ended July 30, 2011, included the impact of foreign currency translation, which increased SG&A by approximately $3 million. As a percentage of Total revenues, SG&A decreased by 0.9 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $16 million non-cash cumulative straight-line lease accounting correction recorded in the second quarter of fiscal 2010 as well as a decrease in professional fees of $5 million.

	26 Weeks Ended
				Percentage of Total Revenues
($ In millions)	July 30, 2011	July 31, 2010	$ Change	July 30, 2011	July 31, 2010	Change
Toys “R” Us - Delaware	$1,246	$1,260	$(14)	34.6%	34.8%	(0.2)%
SG&A decreased by $14 million to $1,246 million for the twenty-six weeks ended July 30, 2011, compared to $1,260 million for the same period last year. SG&A for the twenty-six weeks ended July 30, 2011, included the impact of foreign currency translation, which increased SG&A by approximately $6 million. As a percentage of Total revenues, SG&A decreased by 0.2 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in litigation settlement expenses for certain legal matters of approximately $17 million recorded in the first quarter of fiscal 2010 as well as a non-cash cumulative straight-line lease accounting correction of $16 million recorded in the second quarter of fiscal 2010.

These decreases were partially offset by an increase in payroll expenses of $9 million primarily related to other compensation expenses as well as additional store support for new stores and remodels, and an increase in rent expense of $8 million associated with new locations.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	Change	July 30, 2011	July 31, 2010	Change
Toys “R” Us - Delaware	$67	$61	$6	$130	$120	$10
Depreciation and amortization increased by $6 million to $67 million for the thirteen weeks ended July 30, 2011, compared to $61 million for the same period last year. The increase was primarily due to the addition of new and relocated locations to our SBS and SSBS formats as well as improvements and enhancements in our information technology systems.
Depreciation and amortization increased by $10 million to $130 million for the twenty-six weeks ended July 30, 2011, compared to $120 million for the same period last year. The increase was primarily due to the addition of new and relocated locations to our SBS and SSBS formats as well as improvements and enhancements in our information technology systems.

Other Income, Net
Other income, net includes the following:

•	information technology and administrative support service income;

•	gift card breakage income;

•	credit card program income;

•	management service fees income;

•	net gains and losses on sales of properties;

•	impairment on long-lived assets; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	Change	July 30, 2011	July 31, 2010	Change
Toys “R” Us - Delaware	$15	$22	$(7)	$30	$43	$(13)
Other income, net decreased by $7 million to $15 million for the thirteen weeks ended July 30, 2011, compared to $22 million for the same period last year. The decrease was primarily due to a $1 million net loss on the sale of properties for the thirteen weeks ended July 30, 2011 as compared to a $5 million net gain on sale of properties for the same comparable period last year.
Other income, net decreased by $13 million to $30 million for the twenty-six weeks ended July 30, 2011, compared to $43 million for the same period last year. The decrease was primarily due to a $5 million net gain on sale of idle properties in the prior year period and a decrease of $4 million in credit card program income.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	Change	July 30, 2011	July 31, 2010	Change
Toys “R” Us - Delaware	$(51)	$(50)	$(1)	$(102)	$(100)	$(2)
Interest expense increased by $1 million and $2 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively, compared to the same periods last year.

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	Change	July 30, 2011	July 31, 2010	Change
Toys “R” Us - Delaware	$9	$8	$1	$17	$16	$1
Interest income increased by $1 million for the thirteen and twenty-six weeks ended July 30, 2011, respectively, compared to the same periods last year.

Income Tax Benefit
The following table summarizes our income tax benefit and effective tax rates for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 30, 2011	July 31, 2010	July 30, 2011	July 31, 2010
Loss before income taxes	$(28)	$(49)	$(66)	$(79)
Income tax benefit	11	20	26	41
Effective tax rate	(39.3)%	(40.8)%	(39.4)%	(51.9)%
The effective tax rates for the thirteen and twenty-six weeks ended July 30, 2011 and July 31, 2010 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is 40.3% for the twenty-six weeks ended July 30, 2011 compared to 39.3% for the same period last year. The difference between our forecasted annualized effective tax rates was primarily due to a change in the mix of earnings between jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended July 30, 2011. For the thirteen weeks ended July 31, 2010, our effective tax rate was impacted by an income tax benefit of $1 million related to changes to our liability for uncertain tax positions offset by less than $1 million of state income tax expense.
There were no significant discrete items that impacted our effective tax rate for the twenty-six weeks ended July 30, 2011. For the twenty-six weeks ended July 31, 2010, our effective tax rate was impacted by tax benefits of $4 million related to state income taxes, $3 million related to changes to our liability for uncertain tax positions, $2 million related to adjustments to deferred taxes and less than $1 million related to adjustments to current taxes payable.

Liquidity and Capital Resources

Overview
As of July 30, 2011, we were in compliance with all of our covenants related to our outstanding debt. At July 30, 2011, under our $1.85 billion secured revolving credit facility (“ABL Facility”), we had outstanding borrowings of $173 million, a total of $88 million of outstanding letters of credit and excess availability of $959 million. We are also subject to the minimum excess availability covenant, which was $125 million at July 30, 2011, with remaining availability of $834 million in excess of the covenant.
In addition, we enter into short-term intercompany loans with Parent. As of July 30, 2011 and July 31, 2010 we maintained balances of $221 million and $201 million, respectively, in short-term intercompany loans with Parent. As of January 29, 2011, we had no outstanding short-term intercompany loans with Parent.
We are dependent on the borrowings provided by the lenders to support our working capital needs and capital expenditures. Currently, we have funds available to finance our operations under our ABL Facility through August 2015. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes, which principally represent the purchase of inventory, servicing debt, remodeling existing stores (including conversions), financing construction of new stores, and paying expenses, such as payroll costs, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season. Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility.
Although we believe that cash generated from operations, along with our existing cash and revolving credit facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our available resources in the future. We believe that we have the ability to repay or refinance our current outstanding borrowings maturing within the next 12 months.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores, remodeling existing stores (including conversions), as well as improving and enhancing our information technology systems and are funded primarily through cash provided by operating activities, as well as available cash. For fiscal 2011, we plan to increase our capital spending with a continued emphasis on our toy and juvenile integration strategy.
The following table discloses our capital expenditures for the twenty-six weeks ended July 30, 2011 and July 31, 2010:

	26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010
New stores (1)	$32	$6
Information technology	27	25
Conversion projects (2)	27	32
Distribution centers	20	10
Other store-related projects (3)	16	11
Total capital expenditures	$122	$84

(1)	Primarily includes SSBS and SBS relocations as well as single format stores (including Express stores).

(2)	Primarily includes SBS conversions as well as other remodels pursuant to our juvenile integration strategy.

(3)	Includes other store-related projects (other than conversion projects) such as store updates.

Cash Flows

	26 Weeks Ended
(In millions)	July 30, 2011	July 31, 2010	$ Change
Net cash used in operating activities	$(275)	$(401)	$126
Net cash used in investing activities	(117)	(76)	(41)
Net cash provided by financing activities	197	197	—
Effect of exchange rate changes on cash and cash equivalents	3	1	2
Net decrease during period in cash and cash equivalents	$(192)	$(279)	$87

Cash Flows Used In Operating Activities
During the twenty-six weeks ended July 30, 2011, net cash used in operating activities was $275 million, compared to $401 million for the twenty-six weeks ended July 31, 2010. The decrease in net cash used in operating activities was primarily the result of a decrease in purchases of merchandise inventories related to the early replenishment of inventory in fiscal 2010 for fiscal 2011 at our existing locations as well as new stores partially driven by an effort to benefit from favorable vendor pricing. This decrease was partially offset by an increase in payments on accounts payable due to the timing of vendor payments.

Cash Flows Used In Investing Activities
During the twenty-six weeks ended July 30, 2011, net cash used in investing activities was $117 million, compared to $76 million for the twenty-six weeks ended July 31, 2010. The increase in net cash used in investing activities was primarily due to an increase in capital expenditures of $38 million.

Cash Flows Provided by Financing Activities
During the twenty-six weeks ended July 30, 2011 and July 31, 2010, net cash provided by financing activities was $197 million, respectively.
Included in net cash provided by financing activities for the twenty-six weeks ended July 30, 2011 are distributions to our Parent made on May 26, 2011, and June 24, 2011, in aggregate amounts of approximately $504 million and $15 million, respectively, to provide funds for the redemption of our Parent's 7.625% notes due fiscal 2011 (the "2011 Notes"), including interest and premiums, on June 24, 2011.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled "Long-term debt" for further details on our debt and the transactions described below.
As of July 30, 2011, we had total indebtedness of approximately $2,512 million, of which $2,329 million was secured indebtedness. During the twenty-six weeks ended July 30, 2011, we made the following significant changes to our debt structure.
On May 25, 2011, we entered into an Incremental Joinder Agreement (the “Joinder Agreement”) to the amended and restated secured term loan agreement (“Secured Term Loan”). The Joinder Agreement added a new tranche of term loans in an aggregate principal amount of $400 million due fiscal 2018 (“Incremental Secured Term Loan”), which increased the size of the Secured Term Loan to an aggregate principal amount of $1.1 billion. The Incremental Secured Term Loan was issued at a discount of $4 million which resulted in gross proceeds of $396 million.
On June 24, 2011, the net proceeds from the Incremental Secured Term Loan along with borrowings from our ABL Facility were used to provide funds to our Parent to redeem the outstanding principal amount of the 2011 Notes for a total redemption price, including interest and premiums, of approximately $519 million.
We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions.”

Contractual Obligations and Commitments
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Due to the change in our Long-term debt during the twenty-six weeks ended July 30, 2011 described in Note 2 to the Condensed Consolidated Financial Statements entitled "Long-term debt", we have provided updated long-term debt and interest payment information. The following table summarizes our contractual obligations associated with our long-term debt and related interest payments as of July 30, 2011.

	Payments Due By Period
(In millions)	Remainder of Fiscal 2011	Fiscals 2012 & 2013	Fiscals 2014 & 2015	Fiscals 2016 and thereafter	Total
Long-term debt (1)(2)	$6	$22	$195	$2,142	$2,365
Interest payments (3)	81	323	312	223	939
Total	$87	$345	$507	$2,365	$3,304

(1)
Reflects the issuance of our Incremental Secured Term Loan, the proceeds of which along with borrowings from our ABL Facility were used to provide funds to our Parent to redeem our Parent's 2011 Notes, including interest and premiums. See Note 2 to our Condensed Consolidated Financial Statements entitled "Long-term debt" for further details.

(2)	Excludes finance obligations associated with capital projects and capital lease obligations.

(3)	Interest payments for our ABL Facility were estimated based on the average borrowings under the facility for the last twelve months.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 29, 2011 included as an exhibit to Parent's Form 8-K filed on April 27, 2011, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”). The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplementary pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. Effective January 30, 2011, the Company has adopted ASU 2010-29. The adoption of ASU 2010-29 did not have an impact on our Condensed Consolidated Financial Statements.
In December 2010, the FASB issued ASU No. 2010-28, “Intangibles – Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). For reporting units with zero or negative carrying amounts, this ASU requires that an entity perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Effective January 30, 2011, the Company has adopted ASU 2010-28. The adoption of ASU 2010-28 did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management's Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosure is intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, nature, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties, and other factors, including, among others, the seasonality of our business, competition in the retail industry, economic factors and consumer spending patterns, the availability of adequate financing, access to trade credit, changes in consumer preferences, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent's Annual Report on Form 10-K filed on March 24, 2011, as well as our Parent's other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission's rules and regulations. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.